STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of January 19, 2010, is made and entered into by and between East Best Industrial Limited, a company organized under the laws of British Virgin Islands (the “Shareholder”), and NIVS Holding Company Limited, a company organized under the laws of the British Virgin Islands (“NIVS”), and Hui Xi Li, an individual that has been the principal of the Shareholder (the “Shareholder Principal”).

WITNESSETH:

WHEREAS, the Shareholder owns one hundred percent (100%) of the issued and outstanding shares in the capital of Huizhou Dongri Digital Co., Ltd., a company organized under the laws of the People’s Republic of China (“HDDC”), as set forth in Section 3.01(b) of the disclosure schedule attached hereto as Exhibit A (“Disclosure Schedule”);

WHEREAS, HDDC engage in the business of research, development, manufacture and distribution mobile phones and related components (the “Business”); and

WHEREAS, NIVS desires to acquire from the Shareholder and the Shareholder desires to sell to NIVS all of the issued and outstanding shares in the capital of HDDC (the “HDDC Shares”) such that NIVS will hold 100% of the registered capital of HDDC (the “HDDC Acquisition”).

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, NIVS, Shareholder Principal, and Shareholder, intending to be legally bound hereby, agree as follows:

ARTICLE ONE
DEFINITIONS

1.01	Definitions.

In this Agreement, the following terms shall have the meanings set forth below unless the context provides or requires otherwise:

“1933 Act” means the Securities Act of 1933, as amended.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  “Control” for this purpose means possession, directly or indirectly, of more than fifty percent (50%) of the voting power of a Person.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Environmental Law” means and includes all statutes, regulations, rules, policy, guidance, ordinances, codes, common law, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all Governmental Authorities and all judicial and administrative and regulatory writs, injunctions, decrees, judgments and orders to which HDDC or NIVS is a party or is otherwise directly bound, now or which becomes effective on or before the Closing Date relating to land use (other than zoning/planning), air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), human health and safety or any other environmental matter, including the following laws and all corresponding regulations and their equivalent or similar laws and regulations in any other jurisdiction, in each case as the same may be amended from time to time: the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution; Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. §§ 9601 et seq.; Federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; Clean Water Act, 33 U.S.C. §§ 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; Refuse Act 33 U.S.C. § 407; Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; Clean Air Act, 42 U.S.C.  §§ 7401 et seq.; Environmental Protection Act 1990 (UK); the Water Resources Act 1990 (UK); and the Health and Safety at Work etc. Act 1974 (UK) and any federal, state, and local counterparts and equivalents thereto.

                “GAAP” means as it pertains to the financial statements or accounting of HDDC generally accepted accounting principles in the PRC.

“Governmental Authority” means (i) any federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (ii) any Person having the authority under any applicable Governmental Requirement to administer, assess, collect or impose Taxes.

“Governmental Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (ii) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  “Control” for this purpose means possession, directly or indirectly, of more than fifty percent (50%) of the voting power of a Person.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hazardous Substances” means and include any substance: (i) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (ii) that is defined as a “hazardous waste,” “hazardous substance,” “toxic substance,” or “pollutant” or “contaminant” under any Environmental Law; (iii) the presence of which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to the health or safety of persons; or (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos, silica or urea formaldehyde foam insulation.

 “Knowledge” means, as it relates to the Shareholder Principal, Shareholder, or HDDC, the actual knowledge, plus such knowledge as the Shareholder Principal and Shareholder would have acquired after due investigation of the relevant fact or matter (including making all necessary enquiries with the respective officers, directors and employees of HDDC), regardless of whether such investigation has actually occurred, and as to any other Person, the actual knowledge of a specified Person of any particular fact or other matter after due investigation, and the words “aware,” “known” or similar words, expressions or phrases shall be construed accordingly.

“Lease” means any lease, sub-lease, tenancy agreement, sub-tenancy agreement, licence or any other document (including any option for extension relating thereto) granted or agreed to be granted to HDDC or pursuant to which any of them holds or occupies any Leased Property, details of which are set forth in Section 3.1(m) of the Disclosure Schedule.

“Legal Requirement” means any law, regulation, rule, ordinance, decree, order or other standard imposed by a Governmental Authority applicable to a party or the conduct or operation of its business or the ownership or use of any of its assets, including, in the case of HDDC, or any equivalent or similar laws, rules, regulations or requirements of any other applicable jurisdiction.

“License” means any license, certification, permit or other authorization from any Governmental Authority necessary for HDDC to conduct the Business or any part thereof or own or operate any of its assets and properties.

“Material Adverse Effect” means (i) with respect to NIVS, a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of such party; and (ii) with respect to HDDC, any event, circumstance, occurrence, fact, condition, change or effect which, individually or in the aggregate (a) has or would be reasonably expected to have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of HDDC, or (b) will or would be reasonably expected to adversely affect the ability of HDDC or the Shareholder to consummate the transactions contemplated under this Agreement or any other Transaction Document to which it is a party.

“Permitted Liens” means, with respect to the property or other assets of HDDC (or any revenues, income or profits of HDDC therefrom):  (i) Liens for Taxes if the same are not at the time due and delinquent; (ii) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (iii) Liens incurred in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) Liens incurred in the ordinary course of the Business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of like nature; (v) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of the Business or existing on property and not interfering in any material respect with the ordinary conduct of the Business or the use of that property; and (vi) defects or irregularities in HDDC’s interest in its real properties which do not materially (A) diminish the value of the surface estate or (B) interfere with the ordinary conduct of the Business or the use of any of such properties.

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, the Macau Special Administrative Region, Hong Kong and Taiwan.

“Solvent” means, for any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts as they become due and payable.

“Statutory Plans” means statutory or other benefit plans which HDDC is required to participate in or comply with pursuant to any applicable statutes, laws, rules, regulations, codes, notices, circulars, orders, edicts, decrees, practices or promulgations of any Governmental Authority in any jurisdiction, including plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation and, without any limitation to the foregoing, including any statutorily required employee compensation insurance, and any social insurance, social security or welfare benefit contributions required under the laws of the PRC or any other applicable jurisdiction.

“Taxes” means and includes all forms of taxes, charges, fees, imposts, duties, levies, deductions, withholdings or other assessments of any nature imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing or similar authority in any part of the world, including income, gross receipts, excise, property, sales, use, transfer, payroll, licence, value added, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, customs and stamp taxes (including any interest, fines, penalties, charges or additions attributable to, claimed, payable or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

“Tax Returns” means any return, statement, declaration, notice, certificate, report or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement or Governmental Requirement related to any Tax.

“Transaction Documents” means this Agreement and any other agreements, documents and instruments delivered under or pursuant to any of the foregoing.

ARTICLE TWO
SALE AND PURCHASE; PURCHASE PRICE; CLOSING

2.01	Purchase and Sale of the HDDC Shares.

At the Closing, subject to the terms and conditions of this Agreement, the Shareholder shall sell, transfer, assign, convey and deliver to NIVS all of the HDDC Shares, free and clear of any liens, encumbrances, pledge, security interest, restrictive covenant, burden or charge of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing (“Liens”), together with all rights attaching thereto including the right to receive all dividends and distributions declared, made or paid on or after the date of Closing.

2.02	Delivery of HDDC Certificates.

At the Closing, the Shareholder shall deliver to NIVS:

(a)           all original certificates representing all of the HDDC Shares, which certificates shall be accompanied by instruments of transfer of the HDDC Shares duly executed by the respective registered holders thereof in favor of NIVS (or such other person(s) as it may direct);

(b)           to the extent any of the same shall not have been provided prior to Closing, all documents required in Section 7.01 and such other documents as NIVS may require evidencing the fulfilment of the conditions precedent thereunder; and

(c)           any and all documents related to effecting the transfer of 100% of the registered capital of HDDC to NIVS, in addition to such documents and reports from the proper Governmental Authorities or other parties evidencing that such transfer has taken place.

2.03	Purchase Price; Payment.

(a)           Aggregate Purchase Price.  The aggregate purchase price to be paid by NIVS to the Shareholder for the HDDC Shares shall be up to Twenty Three Million U.S. Dollars (US$23,000,000) (the “Aggregate Purchase Price”), which shall be paid in two parts subject to and in such amounts as more specifically set forth in Sections 2.03(b), below.

(b)	Payment of the Aggregate Purchase Price.

(i)         The first part of the Aggregate Purchase Price is equal to Thirteen Million U.S. Dollars ($13,000,000), with Eight Million U.S. Dollars ($8,000,000) of this amount has been paid to the Shareholder prior to the execution of this Agreement, which is hereby acknowledged by the parties, and the remaining Five Million U.S. Dollars ($5,000,000) of this amount shall be paid to Shareholder within Thirty (30) days after the Closing; and

(ii)        The second part of the Aggregate Purchase Price, equal to Ten Million U.S. Dollars ($10,000,000), is conditional and shall be payable, if at all, subject to the following:

(A) for the period the from January 1, 2010 through June 30, 2010 (the “First Half Period 2010”),

(1) if HDDC’s after-tax income exceeds RMB 13,000,000 for the First Half Period 2010, as calculated in accordance with U.S. generally accepted accounting principles (“US GAAP”) as determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, then Three Million U.S. Dollars ($3,000,000) shall be payable to Shareholder;

(2) if HDDC’s after-tax income for the First Half Period 2010, as calculated in accordance with US GAAP as determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, is between RMB 6,500,000 and RMB 13,000,000, then a pro rata amount of Three Million U.S. Dollars ($3,000,000) shall be payable Shareholder, where such pro rata amount shall be calculated based on the amount that the after-tax net income exceeds RMB 6,500,000, divided by RMB 6,500,000;

(3) if HDDC’s after-tax income for the First Half Period 2010, as calculated in accordance with US GAAP as shall be determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, is less than RMB 6,500,000 then no amount shall be payable to Shareholder; and

(B) for the period from July 1, 2010 through September 30, 2010 (the “Third Quarter 2010”),

(1)  if HDDC’s after-tax income for the Third Quarter 2010, as calculated in accordance with US GAAP as shall be determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, exceeds RMB 7,000,000, then Three Million U.S. Dollars ($3,000,000) shall be payable to Shareholder,

(2) if HDDC’s after-tax income for the Third Quarter 2010, as calculated in accordance with US GAAP as shall be determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, is between RMB 3,500,000 and RMB 7,000,000, then a pro rata amount of Three Million U.S. Dollars ($3,000,000) shall be payable to Shareholder, where such pro rata amount shall be calculated based on the amount that the after-tax income exceeds RMB 3,500,000, divided by RMB 3,500,000; and

(3) if HDDC’s after-tax income for the Third Quarter 2010, as calculated in accordance with US GAAP as shall be determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, is less than RMB 3,500,000, then no amount shall be payable to Shareholder.

(C) for the period from October 1, 2010 through December 31, 2010 (the “Fourth Quarter 2010”),

(1)  if HDDC’s after-tax income for the Fourth Quarter 2010, as calculated in accordance with US GAAP as shall be determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, exceeds RMB 8,000,000, then Four Million U.S. Dollars ($4,000,000) shall be payable to Shareholder,

(2) if HDDC’s after-tax income for the Fourth Quarter 2010, as calculated in accordance with US GAAP as shall be determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, is between RMB 4,000,000 and RMB 8,000,000, then a pro rata amount of Four Million U.S. Dollars ($4,000,000) shall be payable to Shareholder, where such pro rata amount shall be calculated based on the amount that the after-tax net income exceeds RMB 4,000,000, divided by RMB 4,000,000; and

(3) if HDDC’s after-tax income for the Fourth Quarter 2010, as calculated in accordance with US GAAP as shall be determined by the parent corporation of NIVS and approved by the such parent’s independent auditors, is less than RMB 4,000,000, then no amount shall be payable to Shareholder.

(iii)          Any amounts payable as required by Section 2.03(ii), above, shall be made, if any, no later than the thirtieth (30th) day following the completion of the parent’s preparation of its financial statements for First Half Period 2010,  Third Quarter 2010, and Fourth Quarter 2010, respectively, in accordance with US GAAP, approval of such financial statements by the such parent’s independent auditors, and the parent’s filing of the related Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, with the US Securities and Exchange Commission.

2.04	Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of K&L Gates LLP, 10100 Santa Monica Boulevard, 7th Floor, Los Angeles, California 90067 at 10:00 a.m., Pacific Standard time on January 22, 2010, or such other place and date as the parties may mutually agree upon (the “Closing Date”).

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND
SHAREHOLDER PRINCIPAL RELATING TO HDDC

3.01	Representations and Warranties of the Shareholder and Shareholder Principal relating to HDDC.

The Shareholder and Shareholder Principal, jointly and severally, hereby represent and warrant to NIVS as follows:

(a)          Corporate Status.  HDDC is a corporation duly incorporated, validly existing and in good standing under the laws of the place of its incorporation or establishment, with full corporate power and authority to own its property and to carry on its business as presently conducted.  HDDC is qualified to do business as a foreign corporation in any other jurisdiction where the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.  HDDC has made available to NIVS true and complete copies of its Memorandum and Articles of Association or equivalent constitutional documents, including articles, other organizational documents and certificates of approval and any related joint venture contracts, including any amendments thereto. The articles, other constitutional documents and certificates of approval and any related joint venture contracts of HDDC are valid and have been duly approved and registered (as applicable) by competent PRC Governmental Authorities.  The minute books of HDDC, as heretofore made available to NIVS, are correct and complete in all material respects.

(b)          Capitalization of HDDC. The registered capital of HDDC is Four million U.S. Dollars ($4,000,000) and the total investment is Five Million Six Hundred Thousand U.S. Dollars ($5,600,000).  Set forth in Section 3.01(b) of the Disclosure Schedule is a complete and correct list of shareholders of capital of HDDC, showing that the Shareholder owns 100% of the registered capital of HDDC, with such name, address and beneficial ownership of the Shareholder in such registered capital.  The HDDC Shares represent all of the issued and outstanding share capital of HDDC and all of the HDDC Shares have been duly authorized and validly issued in compliance with applicable law (including federal, state, and local securities laws), are fully paid and nonassessable, and were not issued in violation of any statutory, contractual or other preemptive rights, rights of first refusal or similar rights.  There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which HDDC or the Shareholder is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares, or any part of the share or equity capital of or any other securities exercisable or convertible into or exchangeable for any part of the capital of HDDC.  There is no personal liability, and there are no preemptive or similar rights, statutory or otherwise, attached to the HDDC Shares.  No Shareholder or any other holder of any of HDDC’s securities has any rights, “demand,” “piggy-back” or otherwise, to have such securities registered under the 1933 Act or similar foreign law.

(c)          Ownership of HDDC Shares.  The Shareholder is the record and beneficial owner of the number of HDDC Shares, as set forth in Section 3.01(b) of the Disclosure Schedule.  The Shareholder has good and marketable title to such HDDC Shares, free and clear of any Liens.  All such HDDC Shares are duly authorized, validly issued, fully paid and nonassessable and the Shareholder has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver its HDDC Shares to NIVS.

(d)          No Subsidiaries.  Section 3.01(d) of the Disclosure Schedule sets forth the name, jurisdiction of incorporation or establishment of each Entity in which HDDC owns of record or beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind (each a “HDDC Subsidiary” and collectively, the “HDDC Subsidiaries”).  Section 3.01(d) further identifies any HDDC Subsidiary that was merged, dissolved, liquidated (or terminated by similar means) at any time.  As indicated in Section 3.01(d) of the Disclosure Schedule, there are no HDDC Subsidiaries, and no such HDDC Subsidiary has existed to date.

(e)          Corporate Authority; Authorized and Effective Agreement.  The Shareholder has full legal capacity and power to execute and deliver this Agreement and each of the Shareholder and HDDC has full legal capacity and power to execute and deliver the Transaction Documents to which HDDC or the Shareholder is a party, which Agreement and Transaction Documents have been or will, on or prior to Closing, be duly executed and delivered by such parties and constitute the valid and binding obligation of such parties except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(f)           No Conflict.  The execution, delivery, performance and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by HDDC and the Shareholder will not, directly or indirectly, (i) violate any Legal Requirement or any Governmental Requirement; (ii) violate the Memorandum and Articles of Association or equivalent constitutional documents of HDDC; (iii) violate any judgment, award or decree to which HDDC or the Shareholder is a party or by which HDDC or the Shareholder is bound; (iv) violate any provision of any material indenture, agreement or other instrument to which HDDC or the Shareholder is a party, or by which HDDC, the Shareholder, or any of its respective properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, except any indenture, agreement or other instrument that will be satisfied in full at or before Closing; (v) result in the creation or imposition of any Lien upon any of the properties or assets of HDDC; or (vi) result in any suspension, revocation, impairment, forfeiture or non-renewal of any License of HDDC.

(g)          Financial Statements of HDDC.  HDDC has furnished to NIVS financial statements of HDDC prepared consisting of balance sheets as of December 31 for the years 2008 and 2007, and the related statements of income, changes in shareholders’ equity and cash flows for the two (2) years ended December 31, 2008 (the “HDDC Balance Sheet Date”) and the interim balance sheet and income statement as of November 30, 2009 (collectively, all of such consolidated financial statements are referred to as “HDDC Financial Statements”).  The HDDC Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of HDDC as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.  The Financial Statements have been prepared based on the books, records, accounts and related records of HDDC maintained, which books, records, accounts and related records are complete and accurately and fairly present in detail all of the assets, liabilities, revenues, expenses, cash flows and transactions of HDDC and have been maintained in accordance with sound business practices, including the maintenance of adequate internal controls.  The Financial Statements fairly represent in all respects the financial position of HDDC as at each Balance Sheet Date, as applicable, and for the period then ended, all in accordance with GAAP.  HDDC has not engaged in any transaction or used any of the funds in the conduct of the Business except for transactions and funds which have been and are reflected in the normally maintained books and records of the Business.

(h)          Absence of Undisclosed Liabilities.  HDDC has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) except: (i) as set forth in Section 3.01(h) of the Disclosure Schedule, (ii) as set forth on the HDDC Financial Statements or (iii) as incurred since the HDDC Balance Sheet Date in the ordinary course of business and usual and normal in amount both individually and in the aggregate.

(i)            Absence of Changes.  Except as set forth in Section 3.01(i) of the Disclosure Schedule, since the HDDC Balance Sheet Date, HDDC has operated its business in the ordinary course consistent with HDDC’s past practice, and there has not been any Material Adverse Effect with respect to HDDC.

(j)            Reports and Records.  HDDC and its employees have filed all reports and maintained all records and licenses required to be filed or maintained by it.  All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein.

(k)           Taxes.

(i)           HDDC has timely filed all Tax Returns required to be filed on or before the date hereof and will timely file all Tax Returns required to be filed on or before Closing under any applicable laws and regulations.  Such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by HDDC (whether or not showing on any Tax Return) have been paid.  HDDC is not currently the beneficiary of any extension of time in which to file any Tax Return.  No written claim has ever been made by any authority in a jurisdiction where HDDC does not file Tax Returns that HDDC is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of HDDC.  HDDC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii)          HDDC has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Proper records have been maintained in respect of all such deductions and payments and all applicable laws, rules and regulations have been complied with.

(iii)         Neither HDDC nor any director or officer (or employee responsible for Tax matters) of HDDC expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to HDDC.  HDDC has not received from any Governmental Authority (including jurisdictions where HDDC does not file Tax Returns) any (1) written notice indicating an intent to open an audit or other review, (2) request for information related to Tax matters, or (3) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against HDDC.

(iv)         HDDC is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in payment of (1) any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) from this transaction (or any corresponding provision of state, local or foreign Tax law) or (2) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(v)          HDDC has not been a member of an affiliated group filing a consolidated federal income Tax Return and HDDC has never been a member of any group for Tax purposes.  HDDC does not have any liability for the Taxes of any Person or Entity under any applicable Legal Requirement as a transferee or successor, by contract, or otherwise.  No act or transaction has been or will, either on or before the Closing, be affected by HDDC, the Shareholder or any other Person in consequence of which HDDC is or may be held liable for Taxes primarily chargeable against some other Person.

(vi)         The unpaid Taxes of HDDC (1) did not, as of the date of the most recent balance sheet included in the HDDC Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto) and (2) do not and will not exceed such reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of HDDC in filing its Tax Returns.  Since the date of the most recent balance sheet included in the HDDC Financial Statements, HDDC has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(vii)        No power of attorney has been granted by HDDC with respect to any matters relating to Taxes that is currently in effect.

(viii)       HDDC has not filed any disclosures under Code Sections 6662 or 6011 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(ix)          HDDC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(x)           HDDC does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of any interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(xii)         HDDC has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(xiii)       HDDC has not entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of HDDC, to the extent that such arrangement is prohibited under any Legal Requirement or Governmental Requirement.  No Tax scheme in effect, as previously applied in the HDDC Financial Statements, has been or will be illegal under any Legal Requirement or Governmental Requirement or adversely affect the financial condition of HDDC or the operation of the Business.  None of the assets and properties of HDDC has been purchased at an under value or been given to HDDC in circumstances where the gift or element of under value might be subject to or give rise to any form of Tax, estate duty chargeable or assessable against HDDC or on any of its assets.

(xiv)       HDDC has sufficient records to permit accurate calculation of the Tax liability or relief which would arise upon a disposal or realisation on completion of each asset owned by HDDC at the HDDC Balance Sheet Date or acquired by HDDC before Closing and has otherwise maintained accurate and complete books of account and records with respect to all transactions and other matters occurring on or before Closing to enable the due and proper preparation and filing of all Tax Returns required of HDDC whether before or after Closing.  HDDC has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the HDDC Financial Statements.

(l)            Marketable Title; Condition of Assets.  HDDC owns, and is in rightful possession of, and has good and marketable title to, all of its assets and properties used (other than the HDDC Real Properties, which is addressed in Section 3.01(m)), free and clear of any Lien or other interest of any persons whatsoever, except for Liens constituting Permitted Liens.  The assets of HDDC are all the assets needed to continue to conduct the Business as it is presently being conducted.  Except for any incidental repairs required in the ordinary course of business, each item of tangible personal property owned or used by HDDC in conducting the Business is in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.

(m)	Real Property.

(i)       Section 3.01(m) of the Disclosure Schedule lists and describes any interest in real property held by HDDC, including all real properties and premises owned, leased, occupied or otherwise used by HDDC or in connection with the Business (the “HDDC Real Properties”).  The HDDC Real Properties constitute all of the interests in real property used in the Business, including any land use rights granted with respect to any real property, and all deeds and documents necessary to prove the title of HDDC to the HDDC Real Properties are in the possession of HDDC.  All of the buildings, structures and appurtenances situated on the HDDC Real Properties are (i) in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and (ii) adequate and suitable for the purposes for which they are presently being used.

(ii)      HDDC is not the registered or beneficial owner of any HDDC Real Properties.

(iii)     The HDDC Real Properties in Section 3.01(m) of the Disclosure Schedule (“Leased Properties”) are all occupied under Leases and the particulars of all Leases are fully and accurately set out in that Section 3.01(m).  The HDDC Real Properties in Section 3.01(m) of the Disclosure Schedule are all occupied pursuant to land use rights sold or granted to HDDC.  HDDC possesses good leasehold to its Leased Properties pursuant to valid and subsisting Leases held by it.  With respect to any land use rights sold or granted or purported to have been sold or granted to HDDC, such land use rights have been validly sold or granted by competent Governmental Authorities duly authorised so to do and HDDC has good and valid title thereto free from Liens (other than Permitted Liens) and enforceable against any other third Person under PRC laws or the laws of any other applicable jurisdiction.

(iv)     The Leases are head leases, are properly completed and (where required) stamped and are in the possession and under the control of HDDC.  The land use rights to any HDDC Real Property in the PRC are owned by HDDC for a period of not less than fifty (50) years from the relevant date as shown in Section 3.01(m) of the Disclosure Schedule.

(v)      All necessary consents, permits, licenses, certificates, authorisations and approvals for the grant of the Leases and land use rights pertaining to any HDDC Real Property were obtained before such grant.  The landlords named in the Leases were the registered owners of the Leased Properties at the time of the grant of the relevant Lease and all Leases are duly registered with the appropriate Governmental Authorities in accordance with applicable Legal Requirement or Governmental Requirement of the PRC or of any other applicable jurisdiction.  With respect to the land use rights, HDDC has obtained and is in possession of the relevant land use right registration and other certificates and all other documents of title and such certificates and documents of title are valid and subsisting and in full force and effect.

(vi)     Save for Permitted Liens, the HDDC Real Properties and the title deeds and documentation relating thereto are not subject to any debenture (whether fixed or floating), option, agreement for sale, condition, covenant, agreement, claim, overriding interest or any other Liens, nor is there any Person in possession or occupation of or who has or claims any right or easement of any kind in respect of any such properties adversely to the estate, interest, right or title therein of HDDC.

(vii)    There are no rights, interests, covenants, restrictions, reservations, licenses or easements, nor any disputes or outstanding notices (whether given by a lessor or any other person) nor in the case of a Leased Property, rights for the lessor to break the term nor (without prejudice to the generality of the foregoing) any other matters or things which adversely affect the value of the HDDC Real Properties or the proper use and enjoyment thereof for the purpose of the business now being carried on at such properties.

(viii)   The Leases contain no right of termination by the landlord thereof except on grounds of non-payment of rent, breach of covenant or insolvency.  There are no circumstances which would entitle or require a lessor or any other Person to exercise any power of entry upon or of taking possession of any HDDC Real Properties or which would otherwise restrict or terminate the continued possession or occupation thereof.

(ix)      The Leased Properties are not subject to any outgoings other than general and water rates, rent, management charges of a non-capital nature and utility charges.  All land premiums and other Taxes and all rents, service charges and other outgoings payable by HDDC in respect of the Leased Properties or properties to HDDC holds land use rights have been duly and timely paid and will be paid up to the date of Closing and no amount is or will be due or payable by HDDC in respect thereof on or prior to Closing.

(x)       HDDC has duly performed, observed and complied with all covenants, restrictions, reservations, conditions, agreements, statutory requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the HDDC Real Properties and their use, including the terms of all Leases, and the use of such properties does not contravene the same and no notice of any alleged breach of any of the terms of any such Lease has been served on HDDC.  Without limiting the foregoing, the current use by HDDC of the HDDC Real Properties and all of the buildings, structures and appurtenances situated thereon is in compliance with all zoning or planning restrictions applicable thereto.  All necessary certificates of compliance and other certificates, consents, occupation and other permits, licenses, authorisations and approvals for the user of any HDDC Real Properties and any and all buildings and structures thereon, as they are being used, have been duly obtained and are in full force, validity and effect and there are no circumstances known to the Shareholder and Shareholder Principal which are likely to result in the forfeiture, avoidance, withdrawal or non-renewal of or restriction on or amendment to the same.  All such properties are used by HDDC for legal purposes and HDDC has not violated any Legal Requirement or any Governmental Requirement of the PRC or elsewhere relating to land or property.  The Shareholder and Shareholder Principal is not aware of any facts, matters or any notice or order served by any Governmental Authority which may adversely affect the right of HDDC to use such properties for the purpose for which they are presently being used or intended to be used.  None of such properties is subject to any actual or threatened condemnation or other proceedings, notice or order given by any PRC or other Governmental Authority which would adversely affect such properties or any part thereof or preclude or impair the use of any such property by HDDC for the purposes for which it is currently used.  None of the HDDC Real Properties is adversely affected or likely to be adversely affected by any planning, highways, transport, utility or other proposals.

(xi)      HDDC is entitled to and has exclusive vacant possession of the HDDC Real Properties and, other than the Leases, no part of the HDDC Real Properties is subject to any lease, tenancy or licence or any agreement to grant such lease, tenancy or licence and no Person other than HDDC has a right to occupy or enter upon any of the HDDC Real Properties, other than the rights of landlords pursuant to the Leases.  The Leases are not subject to any options or rights of pre-emption or first refusal in favour of any third parties.

(xii)     There is no outstanding monetary claim or liability, contingent or otherwise, affecting the HDDC Real Properties and in the case of a Leased Property there are no rent reviews in the course of being determined or exercisable by the lessor from a date prior to the date of Closing.

(xiii)        HDDC has maintained adequate insurance with respect to the HDDC Real Properties where the failure so to maintain would or could reasonably expected to have a Material Adverse Effect on HDDC.  Where HDDC is responsible for maintaining insurance of the Leased Properties, the policy conforms in all respects with the requirements of the relevant Lease.

(n)         Legal Proceedings and Insolvency.

(i)       Except as set forth in Section 3.01(n) of the Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the Knowledge of the Shareholder and Shareholder Principal, threatened, in any court, before any governmental agency or instrumentality or other Governmental Authority or in any arbitration proceeding against or by HDDC or against any of its activities, assets and properties.

(ii)       As of the date hereof, immediately prior to and immediately following Closing, HDDC and the Shareholder is and will be Solvent.  None of HDDC and the Shareholder is contemplating the filing of any petition by it under any bankruptcy or insolvency laws or the liquidating of all or a substantial portion of its property, and the Shareholder does not have any knowledge of any third party contemplating the filing of any such petition against HDDC or the Shareholder.

(o)         Regulatory Matters.  HDDC is not a party to and neither HDDC nor any of its properties or assets is subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with any Governmental Authority charged with the supervision or regulation of HDDC or its business activities.  HDDC has not been advised by any of the Governmental Authorities that any of such Governmental Authorities are contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, supervisory letter or similar submission.

(p)         Brokers, Finders and Others.  There are no fees or commissions claimed by, or payable by HDDC, Shareholder, or Shareholder Principal to, any broker, finder, intermediary, or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees which shall be paid in full at Closing.

(q)         Employment Agreements.  Except as disclosed in Section 3.01(q) of the Disclosure Schedule, HDDC is not a party to any employment, change in control, severance, consulting, non-compete, piracy or nonsolicitation agreement.  HDDC is not a party to, bound by or negotiating any collective bargaining agreement, nor are any of its respective employees represented by any labor union or similar organization. HDDC is in compliance in all material respects with all its contractual obligations and all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including those pertaining to welfare funds, social benefits, social insurance contributions, provident fund or retirement scheme contributions, medical benefits, insurance, retirement benefits, pensions and the like, and has maintained current, adequate and suitable records regarding the same, and HDDC has not engaged in any unfair labor practice.  Each of the employees of HDDC who is by law subject to immigration control, has been granted appropriate permission to remain in the PRC or any other applicable jurisdiction and has a valid work permit issued in relation to his employment with HDDC and has obtained all necessary extensions to his leave to remain in the PRC or any other applicable jurisdiction and so far as the Shareholder and Shareholder Principal is aware there are in existence no grounds upon which any such leave to remain or work permit might be curtailed or the employee may be required to leave the PRC or any other applicable jurisdiction in which his services to HDDC are required to be performed.  HDDC has complied with all Legal Requirement and Governmental Requirement in the PRC with regard to employment, labour or labour contracts, staff or labour management or protection, including without limitation those pertaining to welfare funds, social benefits, social insurance contributions, medical benefits, insurance, retirement benefits, pensions and the like.

(r)         Employee Benefit Plans

(i)           Section 3.01(r)(i) of the Disclosure Schedule sets forth a list of all (a) stock option, stock purchase, restricted stock, equity compensation, deferred compensation, bonus, fringe benefit, sick leave, vacation, paid or unpaid leave, profit sharing, pension, retirement, deferred compensation, medical, life, disability, accident, salary continuation, supplemental retirement, severance, change-of-control and unemployment benefit plans, programs or agreements (whether or not insured), (b) employment agreement, and (c) Statutory Plans (collectively, the “Employee Benefit Plans”) that have been established, maintained, or sponsored by HDDC, or to which HDDC has contributed or into which HDDC has entered (the “HDDC Employee Benefit Plans”). “HDDC Employee Benefit Plans” shall not include any Employee Benefit Plan that is maintained under applicable law by a governmental body.  HDDC has not announced or otherwise made a commitment to implement any arrangement that, if implemented, would be a HDDC Employee Benefit Plan or to improve or change the benefits provided under any HDDC Employee Benefit Plans, unless to the extent required under any applicable Legal Requirement or Governmental Requirement.

(ii)          HDDC has made available to NIVS, to the extent applicable, true and complete copies of the following documents with respect to each HDDC Employee Benefit Plan, (A) the plan document (or, in the case of any unwritten HDDC Employee Benefit Plan, a written summary of the terms of such HDDC Employee Benefit Plan), (B) the summary plan description, (C) the trust agreement, and (D) all related agreements, insurance contracts and other agreements by which such HDDC Employee Benefit Plan is established, operated, administered or funded.

(iii)         Each HDDC Employee Benefit Plan complies in form and has been maintained and operated in all respects in accordance with the requirements of all applicable laws, including all applicable laws, rules, regulations, codes and practices pertaining to any Statutory Plans, and each HDDC Employee Benefit Plan has been maintained and operated in accordance with its terms.

(iv)         Neither HDDC nor any director, officer or employee of HDDC, nor any other person who participates in the operation of any HDDC Employee Benefit Plan has engaged in any transaction with respect to any HDDC Employee Benefit Plan, or breached any applicable fiduciary responsibility or obligation under any applicable Legal Requirement or Governmental Requirement that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under any applicable Legal Requirement or Governmental Requirement or would result in any claim being made under, by or on behalf of any such HDDC Employee Benefit Plan by any party with standing to make such a claim.

(v)          There are no actions, suits or claims pending or, to the Knowledge of the Shareholder and Shareholder Principal, threatened verbally or in writing against or with respect to any HDDC Employee Benefit Plan or the assets of any HDDC Employee Benefit Plan (other than routine claims for benefits and appeals of denied claims), and no civil or criminal action brought pursuant to the provisions of any applicable Legal Requirements or Governmental Requirements of any jurisdiction applicable to HDDC is pending or threatened verbally or in writing against HDDC or any fiduciary of any HDDC Employee Benefit Plan with respect to any HDDC Employee Benefit Plan.  HDDC has not received any written notice that any HDDC Employee Benefit Plan or any fiduciary thereof is presently the subject of an audit, investigation or examination by any governmental or quasi-governmental agency, and, to the Shareholder’s and Shareholder Principal’s Knowledge, no such action has been threatened.

(xii)         HDDC has in place and maintained all Statutory Plans in full compliance with the Legal Requirements and Governmental Requirements of any jurisdiction applicable to HDDC, its Business or its operations.  All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each such Statutory Plan have been paid or remitted in a timely fashion in accordance with its terms and all such Legal Requirements and Governmental Requirements and no Taxes, penalties, fees, contributions or other payments are owing under or, in relation to, any such Statutory Plan.  Without limiting the foregoing, all benefits and contributions payable to any employee of HDDC under any Statutory Plan have been fully satisfied.

(s)           Compliance with Laws.  Except as set forth in Section 3.01(s) of the Disclosure Schedule:

(i)           HDDC is in compliance, in all material respects, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to HDDC, its Business, operations and activities, or to the employees conducting such business;

(ii)          HDDC has all business and other licenses, certificates, permits, licenses, authorizations, consents, qualifications, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities, and other authorizations required from any Governmental Authority under any applicable Legal Requirements and Governmental Requirements in the PRC, that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing;

(iii)         HDDC has received no written notification or communication from any Governmental Authorities since January 1, 2001, (A) asserting that HDDC or any subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authorities enforce, or (B) threatening to revoke any license, franchise, permit or governmental authorization which has not been resolved to the satisfaction of the Governmental Authorities which sent such notification or communication.  There is no event which has occurred that, to the knowledge of HDDC, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization;

(iv)         HDDC has not received any letter or notice from any PRC Governmental Authority notifying revocation of any Permits or Licenses issued to it by any PRC Governmental Authority for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by it;

(v)          HDDC has been conducting and will conduct its business activities within the permitted scope of its business license or is otherwise operating its business in full compliance with all applicable Legal Requirements and Governmental Requirements and with all requisite Permits and Licenses granted by competent PRC Governmental Authorities or any other Person;

(vi)         all Licenses and Permits required for the conduct of any part of the Business which are subject to periodic renewal have been obtained and there are no grounds on which such renewals will not be granted by the relevant PRC Governmental Authorities or other Persons; and

(vii)        all filings, declarations, exemptions and registrations from or with all applicable and competent PRC Governmental Authorities required in respect of HDDC and its operations including, without limitation, registrations with Foreign Economic Relations and Trade Commission, State or the relevant local Administration of Industry and Commerce, State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with all applicable Legal Requirements and Governmental Requirements in the PRC.

(t)            Environmental Matters.

(i)       Except as set forth in Section 3.01(t) of the Disclosure Schedule, neither HDDC, the Shareholder nor any Person acting at its direction has discharged, released or emitted, or has threatened to discharge, release or emit Hazardous Substances into the air, water, surface water, ground water, soil, land surface or subsurface strata or transported Hazardous Substances to or from property currently owned, leased or used by HDDC except in compliance with Environmental Law and except for claims or releases which have been remediated and for which the appropriate Governmental Authority has delivered a “no further action” letter or similar written indications that no additional action is required.

(ii)      Except as set forth in Section 3.01(t) of the Disclosure Schedule, neither HDDC nor the Shareholder has received any written or verbal notification from a Governmental Authority that there is any violation of any Environmental Law with respect to the business and properties of HDDC and neither HDDC nor the Shareholder has received any written or verbal notification from a Governmental Authority pursuant to any Environmental Law, and with respect to any such matter notified, none of them remain open, active or require any further action on the part of HDDC.

(iii)     HDDC has all licenses, certificates, consents, approvals, qualifications, filings, declarations, registrations, exemptions, permits and other authorizations from federal, state, foreign or local Governmental Authorities that are necessary with respect to the conduct of the Business and the ownership, use or operation of HDDC Real Properties and any other assets and properties of HDDC (each a “Permit” and collectively, the “Permits”).  All such Permits and the continuing validity thereof will not be adversely affected by the consummation of the transactions contemplated hereby and, to the extent required for the conduct of the Business by HDDC or the ownership or use of any of its assets and properties after Closing, all such Permits may otherwise be transferred or assigned to NIVS in accordance with their terms and with applicable law.  To the extent so required, HDDC, Shareholder, and Shareholder Principal shall use their best efforts to cooperate with and assist NIVS so that the Permits can be conveyed, transferred and/or assigned to NIVS.  The present conduct of the Business is not dependent upon any zoning variance or non-conforming use exception.  Section 3.01(t) of the Disclosure Schedule contains a list of all Permits.  There is no basis for the revocation or withdrawal of any Permit or any non-renewal thereof upon its expiry.  Neither HDDC nor the Shareholder has received any written or verbal notification from the federal, state, foreign or local Governmental Authorities that there is a violation of any Permit with respect to the business and properties of HDDC and neither HDDC nor the Shareholder has received any written or verbal notification from the federal, state, foreign or local governments regarding any Permit, and with respect to any such matter notified, none of them remain open, active or require any further action on the part of HDDC or the Shareholder.

(iv)     Except as set forth in Section 3.01(t) of the Disclosure Schedule, there are no underground storage tank systems or facilities on any portion of the property currently owned, leased or used by HDDC and any underground storage tank or facility previously located thereon has either been removed or closed in place, and HDDC has completed all applicable investigations and procedures required to close such tanks or tank systems in compliance with all applicable Environmental Laws.  Section 3.01(t) of the Disclosure Schedule identifies all storage tanks or facilities that have been closed in place.

(v)      HDDC has never manufactured, processed, handled or sold asbestos or products containing asbestos.  HDDC has never manufactured or sold sand blasting sand to third parties for use outside of HDDC’s facilities.  Except as set forth Section 3.01(t) of the Disclosure Schedule, neither HDDC nor the Shareholder has received notice of any claim or suit against HDDC or the Shareholder for asbestos- or silica-related exposure or injury, whether by current or former employees or third parties.

(u)           Insurance.  Section 3.01(u) of the Disclosure Schedule lists all of the insurance policies of fire, liability, workers’ compensation, fiduciary liability and other forms of insurance providing insurance coverage to or for HDDC in effect for the past five (5) years.  Unless otherwise set forth in Section 3.01(u) of the Disclosure Schedule, (i) HDDC is named insured under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been paid, (iii) except for any directors’ and officers’ liability insurance policies, all of such insurance policies have been issued on an “occurrence” basis, (iv) there has been no complete lapse in insurance coverage at any time within the last ten (10) years, (v) there are not presently, and after the Closing Date there will not be, any retrospective premiums due under any of such policies, (vi) no notice of default, cancellation or termination has been received with respect to any such policy, (vii) and all claims thereunder have been filed in due and timely fashion.  HDDC has delivered or caused to be delivered to NIVS true and complete copies of all current insurance policies, binders or bonds.  Since January 1, 2009, no currently outstanding and unpaid claims have been made by HDDC on any of such policies.  There are no claims outstanding against HDDC with respect to any period for which any lapse in insurance coverage occurred.  No claims are being handled by an insurer of HDDC under a reservation of rights letter.

(v)           Governmental and Third-Party Proceedings.  Except as set forth in Section 3.01(v) of the Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by HDDC or the Shareholder in connection with the execution, delivery or performance by any of them of this Agreement and the Transaction Documents to which it is a party or the consummation by the Shareholder of the transactions contemplated hereby.

(w)          Contracts.  Section 3.01(w) of the Disclosure Schedule sets forth a list of all Contracts (as hereinafter defined) in existence as of the date of this Agreement (other than those which have been performed completely):  (A) which involve the payment by or to HDDC of more than $10,000 in connection with the purchase of property or goods or the performance of services and (B) which are not in the ordinary course of its business consistent with past practice (such contracts referred to herein as “Contracts”).  Complete copies of all such Contracts have been made available to NIVS.  Neither HDDC nor, to the Knowledge of Shareholder or Shareholder Principal, any other party thereto, is in default under any contract listed in Section 3.01(w) of the Disclosure Schedule.

(x)           Customer Relations.  To the Shareholder’s and Shareholder Principal’s Knowledge, there exists no consideration or state of facts or circumstances involving HDDC’s customers, insurance carriers (the “Carriers”), employees or sales representatives that could adversely affect HDDC after the date of Closing.  No controversy or disagreement presently exists or has been threatened between HDDC and any customer or Carrier of HDDC (including but not limited to any allegations of errors and/or omissions).  There has been no change in the commission structures of such Carriers, and to the Shareholder’s and Shareholder Principal’s Knowledge, there is no pending change to the commission structure of such Carriers.

(y)           Intellectual Property.  Section 3.01(y) of the Disclosure Schedule sets forth a complete list of all of the registered trademarks, trademark registrations, applications for trademark registration, registered trade names, patents and registered copyrights owned by HDDC, all of which are owned by HDDC free and clear of any encumbrances.  HDDC is not infringing any patent, copyright or trademark of any third party or otherwise violating the intellectual property rights of any third party nor has any claim been made or, threatened verbally or in writing against HDDC alleging any such violation, and there has been no violation by others of any right of HDDC in any trademark or copyright.  HDDC is not a party to or bound by any license or other agreement requiring the payment by it of any royalty or similar payment in connection with its operations, except for commercially available software.

(z)            Affiliate Transactions.  Section 3.01(z) of the Disclosure Schedule contains a list of all Contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which HDDC, on the one hand, and any of its Affiliates, on the other hand, are or have been a party or otherwise bound or affected.  Except as disclosed in Section 3.01(z) of the Disclosure Schedule, each Contract, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Section 3.01(z) of the Disclosure Schedule was on terms and conditions as favorable to HDDC as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than HDDC or any of its Affiliates.

(aa)         Access to NIVS Information.  The Shareholder has had the opportunity to conduct its own independent investigation of NIVS and collect and review all materials made available by NIVS to evaluate the HDDC Acquisition.  The Shareholder, its officers and directors and its representatives have been provided the opportunity to ask questions of, and receive answers from, the directors and officers of NIVS concerning the business of NIVS.  The Shareholder acknowledges that it has had access to sufficient information to understand the merits and risks associated with the HDDC Acquisition.  To the extent that the Shareholder has deemed it appropriate to do so, he or she has retained, and relied upon, appropriate professional advice concerning the tax, legal, business and financial merits and consequences of consummating the transactions contemplated by this Agreement and the Transaction Documents.

(bb)        Foreign Corrupt Practices Act.  None of HDDC, the Shareholder, any director, officer, agent or employee of any of them, and any other Person associated with or acting for or on behalf of any of them has directly or indirectly (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of HDDC (or any Affiliate thereof), in violation of any law or otherwise constituting an offence under the Foreign Corrupt Practices Act of 1977 of the United States, as amended (assuming for these purposes that the Shareholder and HDDC were subject to that Act), or (iv) in violation of any law (including without limitation any relevant and applicable Tax laws or in relation to the payment or non-payment of any Taxes by HDDC or the Shareholder), or (2) established or maintained any fund or asset that has not been recorded in the books and records of HDDC, or (3) has violated any anti-corruption or anti-bribery laws or regulations of the PRC or equivalent laws and regulations promulgated in any other jurisdictions.  None of the assets and properties of HDDC were obtained or procured through any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services that would have violated the foregoing representations and warranties.

(cc)         Account Receivables.  Section 3.01(cc) of the Disclosure Schedule sets forth an accurate, correct and complete list of all account receivables of HDDC existing as of November 30, 2009 (“Receivables”).  Each Receivable is (1) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms and not subject to set-offs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent; (2) a true and correct statement of the account for products actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (3) except as set forth in Section 3.01(dd) of the Disclosure Schedule, fully collectible prior to the Receivable reaching One Hundred Eighty (180) following the creation of the Receivable, subject to trade discounts provided in the ordinary and usual course of the Business consistent with past practice and any allowance for doubtful accounts contained in the HDDC Financial Statements.

(dd)        Due Diligence.  None of the statements (whether written or oral) made by the Shareholder or any employee of HDDC (including, without limitation, any documents and information supplied by such Persons) in response to the due diligence process (including, without limitation, any oral statements made to NIVS’ directors, officers, employees and/or legal representatives are untrue or misleading in ay manner or omit to state any material fact.

(ee)         Disclosure.  None of the representations or warranties of the Shareholder and Shareholder Principal contained in this Article Three and none of the statements and information contained in the Disclosure Schedule referenced in Article Three or in any certificate, document or other instrument delivered by the Shareholder pursuant to this Agreement is false or misleading in any material respect or omits to state a fact necessary to make the statements therein not misleading in any material respect.  None of the representations or warranties of the Shareholder and Shareholder Principal contained in Article Four and none of the information contained in the Disclosure Schedule referenced in Article Four is false or misleading in any material respect or omits to state a fact necessary to make the statements in Article Four or in the Disclosure Schedule referenced in Article Four not misleading in any material respect.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND
SHAREHOLDER PRINCIPAL

4.01 Representations and Warranties of the Shareholder and Shareholder Principal.

The Shareholder and Shareholder Principal, jointly and severally, hereby represent and warrant to NIVS as follows:

(a)           Corporate Status.  Shareholder is a corporation duly organized and validly existing under the laws of the British Virgin Islands and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.  Shareholder is duly qualified to do business as a foreign corporation in each other jurisdiction where the character or location of the business conducted by it makes such qualifications necessary.  Shareholder has made available to NIVS true and complete copies of its organizational documents, as amended, and Bylaws, as amended.

(b)           Corporate Authority; Authorized and Effective Agreement.  Shareholder has full legal capacity and power to execute and deliver this Agreement and the Transaction Documents to which Shareholder is a party, which Agreement and Transaction Documents have been or will, on or prior to Closing, be duly executed and delivered by Shareholder and constitute the valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           Legal Proceedings; Compliance.

(i)       There are no actions, suits, proceedings, or arbitrations or investigations pending, or to the Knowledge of the Shareholder, threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against the Shareholder (1) which seek to or could restrain, prohibit, rescind or declare unlawful, or result in substantial damage in respect of, the transfer of the HDDC Shares as contemplated by this Agreement, or (2) in which an adverse determination could reasonably be expected, singly or in the aggregate, to have a materially adverse effect on the Shareholder or its ability to perform its obligations under this Agreement.

(ii)      The Shareholder is not subject to any judgment, order, decree or governmental restriction which could reasonably be expected to have a materially adverse effect on the operations of the Shareholder or which would interfere with the sale of the HDDC Shares contemplated by this Agreement.

(d)          No Conflict.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby, by Shareholder do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of:  (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authorities applicable to Shareholder or its properties; (B) the Memorandum and Articles of Association of Shareholder; or (C) any material agreement, material indenture or material instrument to which Shareholder is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authorities applicable to Shareholder; (ii) result in the creation or acceleration of any security interest, mortgage, option, lien, or encumbrance upon any property of Shareholder, or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any contract, agreement, license, approval, certificate, permit or authorization held by Shareholder.

(e)           Brokers, Finders and Others.  There are no fees or commissions of any sort whatsoever claimed by, or payable by Shareholder to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(f)           Disclosure.  None of the representations or warranties of the Shareholder and Shareholder Principal contained in this Article Four and none of the information in respect of the Shareholder contained in the Disclosure Schedule referenced in this Article Four is false or misleading in any material respect or omits to state a fact necessary to make the statements in this Article Four or in the Disclosure Schedule to Article Four not misleading in any material respect.

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES OF NIVS

5.01	Representations and Warranties of NIVS.

NIVS hereby warrants and represents to the Shareholder that:

(a)           Corporate Status.  NIVS is a company duly organized and validly existing under the laws of the British Virgin Islands and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.  NIVS is duly qualified to do business as a foreign corporation in each other jurisdiction where the character or location of the business conducted by it makes such qualifications necessary.  NIVS has made available to the Shareholder true and complete copies of its Memorandum and Articles of Association, including any amendments thereto.

(b)          Corporate Authority; Authorized and Effective Agreement.  NIVS has full legal capacity and power to execute and deliver this Agreement and the Transaction Documents to which NIVS is a party, which Agreement and Transaction Documents have been or will, on or prior to Closing, be duly executed and delivered by NIVS and constitute the valid and binding obligation of NIVS enforceable against NIVS in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)          Legal Proceedings.  There are no actions, suits, proceedings, claims or investigations pending or, to the Knowledge of NIVS, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by NIVS which, individually or in the aggregate, would have a Material Adverse Effect on NIVS.

(d)          No Conflict.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby, by NIVS do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of:  (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authorities applicable to NIVS or its properties; (B) the Memorandum and Articles of Association of NIVS; or (C) any material agreement, material indenture or material instrument to which NIVS is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authorities applicable to NIVS; (ii) result in the creation or acceleration of any security interest, mortgage, option, lien, or encumbrance upon any property of NIVS, or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any contract, agreement, license, approval, certificate, permit or authorization held by NIVS.

(e)           Brokers, Finders and Others.  There are no fees or commissions of any sort whatsoever claimed by, or payable by NIVS to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

ARTICLE SIX
FURTHER OBLIGATIONS OF THE PARTIES

6.01	Necessary Further Action.

Each of NIVS, Shareholder, and Shareholder Principal agrees to use its commercially reasonable efforts to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement including taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Carriers which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

6.02	Press Releases.

NIVS may issue a press release regarding the transaction contemplated hereunder.  The Shareholder shall not, and the Shareholder shall procure HDDC to not, make any press release or other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of NIVS.

6.03	Further Covenants.

(a)           The Shareholder and Shareholder Principal covenants to NIVS that it will not, without the prior written consent of NIVS, for a period of Five (5) years after the date of Closing, either solely or jointly with or on behalf of any other Person or otherwise, whether as a director, shareholder, employee, partner, agent or otherwise:

(i)           carry on or be engaged or interested directly or indirectly in any capacity (except as the owner of shares or securities listed or dealt in on an internationally recognized stock exchange in the PRC or elsewhere held by way of investment only) in any business which may be in competition within the PRC with HDDC or in the carrying on of the Business;

(ii)          solicit or entice or endeavor to solicit or entice away from HDDC any employee, officer, manager, consultant (including employees who are directors) of HDDC or any Persons whose services are otherwise made available to HDDC on a full-time or substantially full-time basis;

(iii)         deal with, canvass, solicit or approach or cause to be dealt with, canvassed or solicited or approached for business in respect of any trade or business carried on or service provided by HDDC any Person who at Closing or within two (2) years prior to Closing was a customer, supplier, client, representative, agent of or in the habit of dealing under contract with HDDC.

(b)           The Shareholder and Shareholder Principal further covenants to NIVS that:

(i)           it will not at any time hereafter make use of or disclose or divulge to any Person other than to officers or employees of HDDC whose province it is to know the same any information relating to HDDC other than any information properly available to the public through no breach of its obligations hereunder or disclosed or divulged pursuant to an order of a court of competent jurisdiction;

(ii)           it will not at any time hereafter in relation to any trade, business or company use a name in such a way as to be capable of or likely to be confused with the name of HDDC and shall use all reasonable endeavors to procure that no such name will be used by any Person with which it is connected;

(iii)          it will not do anything which might prejudice the goodwill of HDDC;

(iv)         it will procure that its Affiliates and their respective employees will observe the restrictions contained in this Section 6.03.

(c)           Each and every obligation under this Section shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Section and any such deletion shall not affect the enforceability of all such parts of this clause as remain not so deleted.

(d)           The restrictions contained in this Section 6.03 are considered reasonable by the Shareholder and the other parties hereto, but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

6.04        Legal Opinion.  The Shareholder shall cause to be delivered to NIVS a legal opinion issued by PRC legal counsel with respect to HDDC (the “PRC Opinion”).  The PRC Opinion shall opine as to effectiveness and legality of the transfer of the capital equity interests of HDDC, subject to the appropriate Governmental Authority’s processing of the transfer documents and filings.  In addition, the PRC Opinion shall cover the incorporation, business operations, share capital, management, litigation, taxes, and social security of HDDC and the PRC Opinion shall be in the substantially the form as previously provided to the Shareholder and its legal counsel.

6.05        Additional Covenants and Agreements

The Shareholder acknowledges and agrees to the following with respect to the sale of the HDDC Shares hereunder:

(a)           To the extent that any loans of HDDC become immediately due and payable in full or in part as a result of the Closing and is required to make any accelerated payments thereunder where such accelerated payments were caused by the Shareholder’s failure to obtain the consent of any lender, the Shareholder shall be liable for any and all costs incurred by NIVS regardless of any surety or guaranty, if any.

(b)           If there are any bank accounts relating to HDDC on which the Shareholder or Shareholder Principal or other person is designated as authorized signatories, immediately after the Closing, the Shareholder shall take any and all action necessary to cause persons designated by NIVS, in its discretion, to become authorized signatories on such accounts such that any disbursements made from said accounts can only be made pursuant to instructions from the authorized signatories as designated by NIVS.

(c)           The Shareholder acknowledges that to the extent that HDDC’s payments of social insurance to PRC Governmental Authorities do not meet the statutory requirements set forth under PRC law and HDDC is deemed liable for payments of social insurance with respect to any employees hired by HDDC on or prior to the Closing, the Shareholder and shall be liable for any and all such costs incurred by NIVS after the Closing with respect to such payments.

(d)           The Shareholder acknowledges that to the extent that HDDC does not have any written employment agreements executed with its employees as required under the PRC Labor Law, the Shareholder shall be jointly and severally liable for any and all damages incurred by NIVS as a result of such employment agreements not being executed on or before the Closing.

ARTICLE SEVEN
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

7.01	Conditions to the Obligations of NIVS.

The obligations of NIVS under this Agreement shall be subject to the satisfaction, or written waiver by NIVS prior to the Closing, of each of the following conditions precedent:

(a)           All material authorizations, consents, waivers and approvals required on the part of the Shareholder or HDDC in connection with the execution, delivery and performance of this Agreement or any Transaction Document to which it is a party shall have been duly obtained and shall be in form and substance reasonably satisfactory to NIVS and its counsel.

(b)           No legal action, investigation (whether antitrust or otherwise) or proceeding (including any petition, action or proceeding for or in relation to the winding-up, insolvency, liquidation or dissolution of HDDC or for the appointment of any receiver, trustee or similar officer of HDDC or any of its assets and properties) shall have been instituted by or threatened by any Person or Governmental Authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, materially adversely affect HDDC or the Business after the Closing Date.

(c)           The representations and warranties of the Shareholder and Shareholder Principal set forth in this Agreement that are qualified with respect to materiality shall be true and correct as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.  The representations and warranties of the Shareholder and Shareholder Principal set forth in this Agreement that are not qualified with respect to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.

(d)           The Shareholder shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing, including those relating to the Closing.

(e)           The Transaction Documents shall have been duly executed and delivered by all parties hereto other than NIVS.

(f)            Instruments of transfer of the HDDC Shares duly executed by the respective registered holders thereof in favor of NIVS (or such other person(s) as it may direct) and contract notes (in a form complying with all laws, rules and regulations of all PRC Governmental Authorities) recording the sale and purchase of the HDDC Shares contemplated hereunder shall have been duly executed by the Shareholder and delivered to NIVS.

(g)           No event or circumstance shall have occurred that would constitute a Material Adverse Effect with respect to HDDC.

(h)           The Shareholder shall have delivered to NIVS a certificate of continuing registration, dated as of a date not more than two (2) business days prior to the Closing Date (or such longer period as may be acceptable to NIVS), duly issued by the registrar of companies Governmental Authority in the PRC and, if required by NIVS, any other certificate duly issued by the appropriate governmental authority in each state, if any, in which HDDC is authorized to do business, showing that HDDC is in good standing and authorized to do business.

(i)            NIVS shall have received the following documents in form and substance satisfactory to NIVS:

(i)       a certificate of capital verifying that NIVS has been registered as holding 100% of the registered capital of HDDC;

(ii)      such waivers or consents as NIVS may require to enable NIVS or its nominee(s) to be registered as the holder(s) of the HDDC Shares, and such other documents as may be reasonably required to give good title to the HDDC Shares free from all claims, liens, charges, equities and encumbrances and third party rights of any kind and to enable NIVS (or as it may nominate) to become the registered holder thereof;

(iii)     all title deeds and other documents of title to the Owned Properties and any other HDDC Real Properties to which HDDC holds land use rights, and all statutory books and records (including, without limitation, register of members, register of directors, register of secretaries and all minute books), duly written up to date, of HDDC, its certificates of registration and securities and common seals;

(iv)     all books and accounts and other records, including without limitation, the cheque books and bank records of HDDC;

(v)      if so required by NIVS, a letter of resignation from the auditors of HDDC and of its subsidiaries confirming that they have no outstanding claims of any kind against HDDC or any such subsidiaries;

(vi)     to the extent required by NIVS, evidence that all guarantees given by HDDC in favor of third parties in respect of the performance of the obligations of the Shareholder or any other Person not being HDDC have been released;

(vii)    to the extent required by NIVS, evidence that all loans or other indebtedness due or owing to HDDC by the Shareholder or its Affiliate or by any directors or other officers of HDDC have been repaid in full;

(viii)       powers of attorney, if necessary, on terms acceptable to NIVS, under which any of the documents referred to in this Section 7.01(j) is executed;

(ix)         duly executed resolutions of the board of directors of HDDC and, where required, of its Shareholder in accordance with its Memorandum and Articles of Association and other organizational documents evidencing the following:

(1)           the approval by the board of directors of HDDC of the transfers of the HDDC Shares to NIVS or its nominee(s) and (subject only to the production of duly stamped transfers) its/their registration as members of HDDC in respect of the HDDC Shares;

(2)           such persons as NIVS may nominate to be validly appointed as directors of HDDC with effect from the date of Closing;

(3)           such directors and the secretary of HDDC as NIVS may require to resign from all their offices with HDDC, delivering to NIVS a letter under seal from each of such directors and secretary acknowledging that he/she has no claim outstanding for compensation or otherwise against HDDC; and

(4)           such person(s) as NIVS may nominate to be the authorised signatories for the operation of the bank accounts of HDDC and cause the removal of such existing authorised signatories as NIVS may direct.

7.02	Conditions to the Obligations of the Shareholder.

The obligations of the Shareholder under this Agreement shall be subject to satisfaction, or written waiver by the Shareholder prior to the Closing, of each of the following conditions precedent:

(a)           All material authorizations, consents, waivers and approvals required on the part of NIVS in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in form and substance reasonably satisfactory to the Shareholder and its counsel.

(b)           No legal action, investigation (whether antitrust or otherwise) or proceeding shall have been instituted by or threatened by any Person or Governmental Authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation by NIVS of the transactions contemplated hereby.

(c)           The representations and warranties of NIVS set forth in this Agreement that are qualified with respect to materiality shall be true and correct as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.  The representations and warranties of NIVS set forth in this Agreement that are not qualified with respect to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.

(d)           NIVS shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing, including those related to the Closing, and the Shareholder shall have received a certificate, dated with the date of the Closing.

(e)           The Transaction Documents shall have been duly executed and delivered by all parties hereto other than the Shareholder and Shareholder Principal.

ARTICLE EIGHT
SURVIVAL AND INDEMNIFICATION

8.01	Survival of Representations, Warranties and Covenants.

Notwithstanding any investigation made on behalf of NIVS, Shareholder, or Shareholder Principal, all representations and warranties set forth herein shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date, except for the representations and warranties contained in Sections 3.01(a) (Corporate Status), 3.01(b) (Capitalization of HDDC), 3.01(c) (Ownership of HDDC Shares), 3.01(d) (No Subsidiaries), 3.01(e) (Corporate Authority), 3.01(k) (Taxes), 3.01(bb) (FCPA), 3.01(cc) (Account Receivables), 4.01(a) Corporate Status), 5.01(a) Corporate Status), and 5.01(b) (Corporate Authority), which shall survive for the applicable statute of limitations.  All covenants and other agreements shall survive the Closing in accordance with the respective applicable statute of limitations.

8.02	Shareholder’s Indemnification.

(a)           Subject to the terms and conditions of Sections 8.04 and 8.05, the Shareholder and Shareholder Principal shall indemnify NIVS and its officers, directors, employees, Affiliates and agents and, upon and after the Closing, HDDC (collectively, “NIVS Indemnified Parties”) and hold each harmless from and against any and all losses, damages, actions, proceedings, causes of action, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses including court costs and reasonable attorneys’ fees and disbursements (collectively, “Losses”) incurred by NIVS Indemnified Parties in connection with, arising out of, or resulting from any of the following:

(i)            any breach or inaccuracy of any representation, warranty or statement made by the Shareholder and/or Shareholder Principal in this Agreement or in any other Transaction Document to which he/she is a party;

(ii)           any failure by the Shareholder to perform any agreement, covenant or obligation of the Shareholder pursuant to this Agreement or any Transaction Document to which he/she is a party;

(iii)          any and all (1) Taxes (or the nonpayment thereof) of HDDC for all taxable periods ending on or before the date of the Closing and the portion through the end of the date of the Closing for any taxable period that includes (but does not end on) the date of the Closing (the “Pre-Closing Tax Period”), (2) all Taxes of any member of an unaffiliated, consolidated, combined or unitary group of which HDDC (or any predecessor of HDDC) is or was a member on or prior to the date of the Closing , including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (3) any and all Taxes of any Person (other than HDDC) imposed on HDDC as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before or at the Closing; provided, however, that in the case of clauses (1), (2), and (3) above, the Shareholder shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as reflected on the face of the most recent balance sheet included in the HDDC Financial Statements;

(iv)          any and all (1) Environmental Laws applicable or any environmental liability related in any way to HDDC or the Shareholder or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (2) breach or non-compliance by either HDDC or the Shareholder with any Environmental Law applicable to HDDC or the Shareholder, and  (3) actual or alleged presence, use, release, storage, treatment, disposal, generation, threatened release, transportation, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by HDDC or the Shareholder; or

(v)           any action, litigation, suit, proceeding, investigation (civil, criminal, regulatory or otherwise), arbitration, claim, demand, grievance or inquiry, including any assessment, notice, demand or other document issued or action taken by or on behalf of any Governmental Authority in any part of the world, that is pending or threatened against HDDC prior to or on the date of Closing.

(b)           Subject to the terms and conditions of Section 8.04 and without prejudice to the other provisions of this Section 8.02 or restricting the rights of NIVS Indemnified Parties or the ability of any of them to claim damages on any basis, in the event of any breach or inaccuracy of any representation, warranty or statement made by the Shareholder and/or Shareholder Principal in this Agreement or in any other Transaction Document to which he/she is a party, the Shareholder and Shareholder Principal hereby covenants to pay to NIVS:

(i)            the amount necessary to put HDDC into the position which would have existed if such representation, warranty or statement had not been breached and had been true and not misleading; and

(ii)           all costs and expenses incurred by NIVS, HDDC, directly or indirectly, as a result of such breach.

(c)           Subject to the terms and conditions of Sections 8.04 and 8.05, and without prejudice to the other provisions of this Section 8.02 or any other rights that any NIVS Indemnified Parties may have against the Shareholder and Shareholder Principal, if at June 30, 2010, any of the Receivables are of an age of One Hundred Eighty (180) days or greater, the Shareholder or Shareholder Principal shall pay to NIVS an amount equal to the aggregate amount of such Receivables.

8.03        NIVS Indemnification. Subject to the terms and conditions of Section 8.04, NIVS shall indemnify the Shareholder, and their agents (“Shareholder Indemnified Parties”) and hold each harmless from and against any and all Losses, incurred by Shareholder’s Indemnified Parties in connection with, arising out of, or resulting from any of the following:

(a)           any breach or inaccuracy of any representation or warranty made by NIVS in this Agreement; or

(b)           any failure by NIVS to perform any agreement, covenant or obligation of NIVS pursuant to this Agreement.

8.04	Procedures Relating to Third Party Claims.

(a)           In order for a NIVS Indemnified Party or a Shareholder Indemnified Party, as the case may be, (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within thirty (30) business days after receipt by such indemnified party of written notice of the Third Party Claim (the “Claim Notice”); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party demonstrates that it has been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such Claim Notice to the extent such expenses resulted from such failure to give notice).  Thereafter, the indemnified party shall deliver to the indemnifying party, within ten (10) business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court documents) received by the indemnified party relating to the Third Party Claim.  If a Third Party Claim is made against an indemnified party, the indemnified party shall be entitled to conduct and control, through counsel of its choosing, the defense of any Third Party Claim.

(b)           The indemnified party may compromise or settle any Third Party Claim so long as the indemnified party gives the indemnifying party advance notice of any proposed compromise or settlement.  The indemnified party shall permit the indemnifying party to participate in the defense of any Third Party Claim through counsel chosen by the indemnifying party, so long as all fees and expenses of such counsel are borne by the indemnifying party.  If the indemnified party permits the indemnifying party to undertake, conduct, and control the defense and settlement of a Third Party Claim: (a) the indemnifying party shall not permit any lien to exist upon any asset of the indemnified party, including, without limitation, the Acquired Assets, (b) the indemnifying party shall not consent to any compromise or settlement that does not include as an unconditional term of such compromise or settlement the giving of a complete release from liability with respect to such Third Party Claim to the indemnified party, (c) the indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, and (d) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any damages, including fees and expenses of counsel for the indemnified party.

(c)           If the indemnified party permits the indemnifying party to assume the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a reasonable basis to provide additional information and explanation of any material provided hereunder.

(d)           Within ten (10) business days or the receipt of a Claim Notice, the Shareholder, Shareholder Principal, or NIVS, as the case may be, shall deliver to the Shareholder, Shareholder Principal, or NIVS, as the case may be, a notice (“Objection Notice”) stating they intend to contest the claim (a “Contest”) or to accept liability thereunder.

(e)           If the Shareholder, Shareholder Principal, or NIVS, as the case may be, do not give an Objection Notice within that ten (10) business day period, the Shareholder, Shareholder Principal, or NIVS, as the case may be, will be deemed to accept liability as it relates to such claim.

(f)            If NIVS gives a timely Objection Notice, then within thirty (30) business days of the receipt thereof, the Shareholder, Shareholder Principal, or NIVS, as the case may be, shall select an independent arbitrator (the “Independent Arbitrator”).  The Independent Arbitrator shall be selected by the mutual agreement of the Shareholder, Shareholder Principal, or NIVS, as the case may be.  If the parties cannot agree on the identity of an Independent Arbitrator within ten (10) business days of the date of an Objection Notice, then the Independent Arbitrator will be determined by an arbitrator selected by the Shareholder Principal and an arbitrator selected by NIVS.  The decision of the Independent Arbitrator shall be borne as directed by him.  The Shareholder, Shareholder Principal, or NIVS, as the case may be, shall be entitled to make such representation and provide such information and reports to the Independent Arbitrator within twenty (20) business days of the date of agreement or, if later, determination of the identity of the Independent Arbitrator.  The Shareholder, Shareholder Principal, or NIVS, as the case may be, shall use their respective commercially reasonable efforts to procure that the Independent Arbitrator issues his/her ruling within thirty (30) business days after the matter is submitted to him/her for consideration.

8.05           Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Sections 8.02 or 8.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice (“Claims Notice”) of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Sections 8.02 or 8.03, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure or to the extent such failure extends beyond the applicable survival period set forth in Section Sections 8.01.  If the indemnifying party does not notify the indemnified party within thirty (30) days following its receipt of such Claims Notice that the indemnifying party disputes its liability to the indemnified party under Sections 8.02 or 8.03, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Sections 8.02 or 8.03 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute, and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

8.06           Right to Offset.   Shareholder and Shareholder Principal acknowledges that in the event that the NIVS is entitled to indemnification in accordance with this Article Eight, or other amounts become due to NIVS under this Agreement, then NIVS shall have the right to offset any such amount from any obligations that are then, or may become, due and payable to Shareholder under Section 2.03(b), provided, that prior to attempting to effect any such offset, NIVS shall provide prior written notice to Shareholder.  Any amounts so offset shall be deemed to have been paid and satisfied to the extent of such offset amounts.

ARTICLE NINE
TAX MATTERS

9.01	Responsibility for Filing Tax Returns.

The Shareholder shall and shall cause HDDC to properly prepare and file all Tax Returns required on the part of HDDC at any time through the date of Closing in compliance with all applicable laws, rules and regulations.  With respect to any Tax Return required of HDDC to be filed after the date of Closing covering any taxable period ending on or before the date of Closing or any taxable period that includes (but does not end on) the date of Closing, the Shareholder shall provide all assistance required by NIVS to enable it to prepare or cause to be prepared and file or cause to be filed all such Tax Returns for HDDC, including the provision of any books of account, records and other information with respect to any transactions and other matters occurring on or before Closing, in any case so to permit all such Tax Returns to be properly and accurately prepared and filed in compliance with all applicable laws, rules and regulations.  NIVS shall permit the Shareholder to review and comment on each such Tax Return described in the preceding sentence prior to filing.

9.02	Certain Taxes and Fees.

All transfer, including real property, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement  shall be paid by the Shareholder when due, and the Shareholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, except that all PRC stamp duty arising from the transfer of the HDDC Shares payable or assessed to be payable shall be borne by the Shareholder.

ARTICLE TEN
MISCELLANEOUS

10.01	Notices.

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, in the case of telecopy upon confirmation of receipt, (b) on the date of delivery, if delivered by electronic mail, upon confirmation of receipt, or (c) on the first business day following the date of dispatch if delivered by a recognized next-day courier service.  All notices thereunder shall be delivered to the following addresses:

If to Shareholder, to:

Donghui Ye
East Best Industrial Limited
Flat 603,TCL Tower B, Tai Chung Road, NT, Hong Kong
Email:  dhye@hzdongri.cn

If to NIVS, to:

NIVS (Huizhou) Audio & Video Tech. Co., Ltd.
NIVS Industry Park
No. 29-31, Shuikou Road
Huizhou, Guangdong
People’s Republic of China
0086-752-2323616
Attn: Tianfu Li
Email: gm@nivsgroup.com
with a copy to:

K&L Gates LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Attention:  Thomas J. Poletti, Esq.
Facsimile:  (310) 552-5001
Email: thomas.poletti@klgates.com

Any party to this Agreement may, by notice given in accordance with this Section 10.01, designate a new address for notices, requests, demands and other communications to such party.

10.02	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

10.03	Entire Agreement; No Third-Party Rights.

This Agreement and the Disclosure Schedules attached hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, including that certain Equity Transfer Agreement by and between the Shareholder and NIVS.  This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

10.04	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns (including successive, as well as immediate, successors and assigns) of the parties hereto.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

10.05	Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

10.06	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

10.07	Payment of Fees and Expenses.

Except as otherwise provided in Section 9.02 or otherwise agreed in writing, Shareholder shall pay its and NIVS’ costs and expenses, including legal and accounting fees, incurred in connection with the preparation, negotiation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby and all expenses relating to its and NIVS’ performance of, and compliance with, its undertakings herein.

10.08	Amendment.

From time to time and at any time prior to the Closing, this Agreement may be amended only by an agreement in writing executed by NIVS and the Shareholder.

10.09	WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.09 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.10	Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

10.11	Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of NIVS, Shareholder, and Shareholder Principal as of the date set forth in the first paragraph above.

NIVS HOLDING COMPANY LIMITED

By:	/s/ Tianfu Li

Name: Tianfu Li
Title: Chairman

EAST BEST INDUSTRIAL LIMITED

By:	/s/ Hui Xi Li

Name: Hui Xi Li
Title: Director

SHAREHOLDER PRINCIPAL

/s/ Hui Xi Li
Hui Xi Li

EXHIBIT A
DISCLOSURE SCHEDULES
TO THE
STOCK PURCHASE AGREEMENT
DATED JANUARY 19, 2010

Capitalization and Ownership - Section 3.01(b)

East Best Industrial Limited, a company organized under the laws of British Virgin Islands is the 100% shareholder of Huizhou Dongri Digital Co., Ltd.

Subsidiaries - Section 3.01(d)

Not Used / Applicable.

Undisclosed Liabilities - Section 3.01(h)

Not Used / Applicable.

Changes in the Financial Statements - Section 3.01(i)

Not Used / Applicable.

Real Property - Section 3.01(m)

LEASE AGREEMENT with the LESSOR, Huizhou Dongri Electron Co.,LTD., and the LESSEE, Huizhou Dongri Digital Co.,LTD. for the premises No.1 Building, 24 district, Zhongkai National Hi-tech Industrial Development Zone, Huizhou, Guangdong and living quarters at the same location for total area of the factory building is 6361 square meters and the total area of the living quarters is 2752 square meters with a term of Three (3) years, from November, 1, 2009 to December, 31, 2012.

Legal Proceedings - Section 3.01(n)

Not Used / Applicable.

Employment Agreements - Section 3.01(q)

Employment Agreements with the following persons and information:

Name	Term	Position	Salary(RMB)
Dongqing Ye	2008.1.1-2008.12.31	Vice manager	12,500
	2009.1.1-2009.12.31	Vice manager	13,500
Dongyi Lin	2008.1.1-2008.12.31	Vice manager	12,500
	2009.1.1-2009.12.31	Vice manager	13,500
Yunquan Zhang	2008.1.1-2008.12.31	Finance manager	3,000
	2009.1.1-2009.12.31	Finance manager	3,000

Employee Benefit Plans - Section 3.01(r)(i)

Not Used / Applicable.

Compliance with Laws - Section 3.01(s)

Not Used / Applicable.

Environmental Permits, Matters, Issues, … - Section 3.01(t)

Not Used / Applicable.

Insurance - Section 3.01(u)

Not Used / Applicable.

Governmental and Third-Party Approvals - Section 3.01(v)

Not Used / Applicable.

Contracts - Section 3.01(w)

Production Processing Agreement dated January 1, 2010 between Party A, East Best Industrial Ltd., and Party B, Huizhou Dongri Digital Co., Ltd. regarding processing mobile phones and PCBA products and related technical support.

Production Processing Agreement dated January 1, 2009 between Party A, East Best Industrial Ltd., and Party B, Huizhou Dongri Digital Co., Ltd. regarding processing mobile phones and PCBA products and related technical support.

Contract (No.:DK091201) dated December 1, 2009 by and between Party A, Shanghai Kuanyi Telecom Technology Co.,Ltd, and Party B, Huizhou Dongri Digital Co., Ltd. regarding for production and processing of mobile phones..

Sales Contract dated November 11, 2009 for automatic score-board machine by and between Buyer, Huizhou Dongri Digital Co., Ltd., and Seller, Hua Xin Mao Electronic Operating Department

Intellectual Property - Section 3.01(y)

Not Used / Applicable.

Affiliate Transactions - Section 3.01(z)

LEASE AGREEMENT with the LESSOR, Huizhou Dongri Electron Co.,LTD., and the LESSEE, Huizhou Dongri Digital Co.,LTD. for the premises No.1 Building, 24 district, Zhongkai National Hi-tech Industrial Development Zone, Huizhou, Guangdong and living quarters at the same location for total area of the factory building is 6361 square meters and the total area of the living quarters is 2752 square meters with a term of Three (3) years, from November, 1, 2009 to December, 31, 2012.

Production Processing Agreement dated January 1, 2010 between Party A, East Best Industrial Ltd., and Party B, Huizhou Dongri Digital Co., Ltd. regarding processing mobile phones and PCBA products and related technical support.

Production Processing Agreement dated January 1, 2009 between Party A, East Best Industrial Ltd., and Party B, Huizhou Dongri Digital Co., Ltd. regarding processing mobile phones and PCBA products and related technical support.

Account Receivables - Section 3.01(cc)

Not Used / Applicable.